QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

        CGI Holding Corporation, a Nevada corporation, is the parent company of:

    WebSourced, Inc., a North Carolina corporation;
    Cherish, Inc., a Florida corporation;
    MarketSmart Advertising, Inc., a North Carolina corporation;
    Rightstuff, Inc. d/b/a Bright Idea Studio, a North Carolina corporation;
    CheckUp Marketing, Inc., a North Carolina corporation;
    Ozona Online Network, Inc., a Florida corporation;
    KowaBunga! Marketing, Inc., a Michigan corporation;
    PrimaryAds, Inc., a New Jersey corporation;

        Cherish, Inc. is the parent company of Personal Plus, Inc., a Florida corporation.

QuickLinks

EXHIBIT 21.1